EXHIBIT 5.1

September 13, 2005


Blue Holdings, Inc.
5804 E. Slauson Ave.
Commerce, CA 90040


         Re:      Blue Holdings, Inc.
                  Registration Statement on Form SB-2

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form SB-2 (the "REGISTRATION STATEMENT") to which this letter is attached as Exhibit
5.1 filed by Blue Holdings, Inc., a Nevada corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "ACT"), 25,284,657 shares of issued and outstanding Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "SHARES").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based on the foregoing, we are of the opinion that the 25,284,657 shares of issued and outstanding Common Stock have been duly authorized, and are validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                      Very truly yours,


                                      /s/ Stubbs Alderton & Markiles, LLP
                                      -----------------------------------
                                      STUBBS ALDERTON & MARKILES, LLP